For Use Inside the U.S.

Exhibit 10.2

VARIAN MEDICAL SYSTEMS, INC.

Third Amended and Restated 2005 Omnibus Stock Plan

RESTRICTED STOCK UNIT AGREEMENT

Varian Medical Systems, Inc. (the “Company”) hereby awards to the designated employee (“Employee”), Restricted Stock Units under the Company’s Third Amended and Restated 2005 Omnibus Stock Plan (the “Plan”).  The Restricted Stock Units awarded under this Restricted Stock Unit Agreement (the "Agreement") consist of the right to receive shares of common stock of the Company (“Shares”).  The Grant Date is the date of this Agreement (the “Grant Date”).  Subject to the provisions of Appendix A of this Agreement ("Appendix A") (attached) and of the Plan, the principal features of this award are as follows:

Total Number of Restricted Stock Units:	[NUMBER A]
Scheduled Vesting Dates:	Number of Restricted Stock Units
[FEBRUARY 15th/ MAY 18th/AUGUST 10th/ NOVEMBER 21st 1 YEAR FROM GRANT DATE]	[33-1/3% of NUMBER A]
[FEBRUARY 15th/MAY 18th/AUGUST 10th/ NOVEMBER 21st 2 YEARS FROM GRANT DATE]	[33-1/3% of NUMBER A]
[FEBRUARY 15th/MAY 18th/ AUGUST 10th/ NOVEMBER 21st 3 YEARS FROM GRANT DATE]	[33-1/3% of NUMBER A]

Your signature below indicates your agreement and understanding that this award is subject to all of the terms and conditions contained in Appendix A and the Plan.  For example, important additional information on vesting and forfeiture of the Restricted Stock Units covered by this award is contained in Paragraphs 2 through 4 of Appendix A.  PLEASE BE SURE TO READ ALL OF APPENDIX A, WHICH CONTAINS THE SPECIFIC TERMS AND CONDITIONS OF THIS AGREEMENT.  YOU CAN REQUEST A COPY OF THE PLAN BY CONTACTING THE CORPORATE HUMAN RESOURCES OFFICE IN PALO ALTO, CALIFORNIA.  TO THE EXTENT ANY CAPITALIZED TERMS USED IN APPENDIX A ARE NOT DEFINED HEREIN, THEY WILL HAVE THE MEANING ASCRIBED TO THEM IN THE PLAN.

VARIAN MEDICAL SYSTEMS, INC.		EMPLOYEE

By:
	Title:	[NAME]

For Use Inside the U.S.

APPENDIX A

TERMS AND CONDITIONS OF RESTRICTED STOCK UNITS

1.      Award.  The Company hereby awards to the Employee under the Plan as a separate incentive in connection with his or her employment, and not in lieu of any salary or other compensation for his or her services, an award of [NUMBER A] Restricted Stock Units on the date hereof, subject to all of the terms and conditions in this Agreement and the Plan.

2.      Vesting Schedule.  Except as provided in Paragraphs 3 and 5, the Restricted Stock Units subject to this Agreement shall vest in the Employee, as to thirty-three and one-third percent (33-1/3%) of the Shares covered by this Award on February 15th of the year following the year this Award is granted, and as to an additional thirty-three and one-third percent (33-1/3%) on each succeeding one-year anniversary of the first vesting date (each date, a "Vesting Date"), until one hundred percent (100%) of such Restricted Stock Units shall have been vested.  Restricted Stock Units shall not vest in the Employee in accordance with any of the provisions of Paragraph 2 unless the Employee (a) shall have been continuously employed by the Company or by one of its Affiliates from the Grant Date until each Vesting Date or (b) shall have had a Termination of Service due to Retirement on or after January 1 of the calendar year immediately following the calendar year in which the Grant Date occurs (a “Qualifying Retirement”), in which case, vesting and, for the avoidance doubt, settlement shall continue to occur on the scheduled Vesting Dates; provided, however, that if the Employee's Qualifying Retirement occurs within one (1) year following the Grant Date, then the number of Restricted Stock Units subject to this Agreement shall be adjusted proportionally by the time during such one (1) year period that the Employee remained an employee of the Company (based upon a 365 day year).  For example, if the Employee is granted 6,000 Restricted Stock Units on November 1, 2013 and  the Employee's Qualifying Retirement occurs 90 days after the Grant Date, then the Employee's number of Restricted Stock Units would be reduced from 6,000 shares to 1479 shares (6,000 x 90/365) and the balance of the Restricted Stock Units would be cancelled.  For purposes of this Agreement only, if an Employee would become eligible for Retirement in a given year after the Company’s last regular payroll date in November of such year, then such Employee shall instead be deemed Retirement eligible on such payroll date; provided, however, that a Termination of Service due to such deemed Retirement shall only constitute a Qualifying Retirement if it occurs  on or after January 1 of the calendar year immediately following the calendar year in which the Grant Date occurs.

3.      Committee Discretion.  The Committee, in its absolute discretion, may accelerate the vesting (but not the settlement timing) of the balance, or some lesser portion of the balance, of the unvested Restricted Stock Units at any time.  If so accelerated, such Restricted Stock Units shall be considered as having vested as of the date specified by the Committee.

4.      Forfeiture.  Except as provided in Paragraphs 2, 3 and 5 and notwithstanding any contrary provision of this Agreement, the balance of the Restricted Stock Units which have not vested at the time of the Employee’s Termination of Service shall thereupon be forfeited.

5.      Death of Employee.  In the event of the Employee's death prior to Employee's Termination of Service, each Vesting Date of the Restricted Stock Units subject to this Agreement shall fully accelerate and all of the Restricted Stock Units subject to this Agreement shall be settled at the time of Employee's death.  Any distribution or delivery to be made to the Employee under this Agreement shall, if the Employee is then deceased, be made to the Employee’s designated beneficiary, or if either no beneficiary survives the Employee or the Committee does not permit beneficiary designations, to the administrator or executor of the Employee’s estate.  Any designation of a beneficiary by the Employee shall be effective only if such designation is made in a form and manner acceptable to the Committee.  Any transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

6.      Settlement of Restricted Stock Units.

(a)      Status as a Creditor. Unless and until Restricted Stock Units have vested in accordance with Paragraph 2, 3 or 5 above, the Employee will have no settlement right with respect to any Restricted Stock Units. Prior to settlement of any vested Restricted Stock Units, the vested Restricted Stock Units will represent an unfunded and unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. The Employee is an unsecured general creditor of the Company, and settlement of Restricted Stock Units is subject to the claims of the Company’s creditors.

(b)      Form and Timing of Settlement. Restricted Stock Units will automatically be settled in the form of Shares upon the applicable vesting of the Restricted Stock Units pursuant to Paragraph 2 or 5 above.  Fractional Shares will not be issued upon the vesting of Restricted Stock Units. Where a fractional Share would be owed to the Employee upon the vesting of Restricted Stock Units, a cash payment equivalent will be paid in place of any such fractional Share using the Fair Market Value on the relevant settlement date.

7.      Tax Liability and Withholding. The Company or one if its Affiliates shall assess applicable tax liability and requirements in connection with the Employee’s participation in the Plan, including, without limitation, tax liability associated with the grant or vesting of the Restricted Stock Units or sale of the underlying shares (the “Tax Liability”).  These requirements may change from time to time as laws or interpretations change.  Regardless of the Company’s or the Affiliate’s actions in this regard, the Employee hereby acknowledges and agrees that the Tax Liability shall be the Employee’s responsibility and liability.  The Employee acknowledges that the Company’s obligation to issue or deliver Shares shall be subject to satisfaction of the Tax Liability.  Unless otherwise determined by the Company, Tax Liability shall be satisfied by the Company’s withholding all or a portion of any Shares that otherwise would be issued to the Employee upon settlement of the vested Restricted Stock Units; provided that amounts withheld shall not exceed the amount necessary to satisfy the Company’s tax withholding obligations (minimum tax withholding obligations if necessary to avoid adverse accounting consequences). Such withheld Shares shall be valued based on the Fair Market Value as of the date the withholding obligations are satisfied. The Company or one if its Affiliates may, at their discretion, use other methods to satisfy the Tax Liability.  Furthermore, the Employee agrees to pay the Company or the Affiliate any Tax Liability that cannot be satisfied by the foregoing methods.

8.      Rights as Stockholder.  Neither the Employee nor any person claiming under or through the Employee shall have any of the rights or privileges of a stockholder of the Company in respect of any Restricted Stock Units (whether vested or unvested) unless and until such Restricted Stock Units are settled in Shares and certificates representing such Shares shall have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Employee.  After such issuance, recordation and delivery, the Employee shall have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.  This Agreement does not provide for dividend equivalents.

9.      Acknowledgments.  The Employee acknowledges and agrees to the following:

•	The Plan is discretionary in nature and the Committee may amend, suspend, or terminate it at any time;
•

The grant of the Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of the Restricted Stock Units even if the Restricted Stock Units have been granted repeatedly in the past;

•

All determinations with respect to such future Restricted Stock Units, if any, including but not limited to, the times when the Restricted Stock Units shall be granted or when the Restricted Stock Units shall vest, will be at the sole discretion of the Committee;

•	The Employee’s participation in the Plan is voluntary;
•

The value of the Restricted Stock Units is an extraordinary item of compensation, which is outside the scope of the Employee’s employment contract (if any), except as may otherwise be explicitly provided in the Employee’s employment contract (if any);

•

The Restricted Stock Units are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating termination, severance, resignation, redundancy, end of service, or similar payments, or bonuses, long-service awards, pension or retirement benefits;

•	The future value of the Shares is unknown and cannot be predicted with certainty;
•

No claim or entitlement to compensation or damages arises from the termination of the Award or diminution in value of the Restricted Stock Units or Shares, and the Employee irrevocably releases the Company and its Affiliates from any such claim that may arise;

•	Neither the Plan nor the Restricted Stock Units shall be construed to create an employment relationship where any employment relationship did not otherwise already exist;
•

Nothing in this Agreement or the Plan shall confer upon the Employee any right to continue to be employed by the Company or any Affiliate or shall interfere with or restrict in any way the rights of the Company or the Affiliate, which are hereby expressly reserved, to terminate the employment of the Employee under applicable law;

•	The transfer of employment of the Employee between the Company and any one of its Affiliates (or between Affiliates) shall not be deemed a Termination of Service;
•

Nothing herein contained shall affect the Employee’s right to participate in and receive benefits under and in accordance with the then current provisions of any pension, insurance or other employee welfare plan or program of the Company or any Affiliate.

10.      Changes in Stock.  In the event that as a result of a stock dividend, stock split, reclassification, recapitalization, combination of Shares or the adjustment in capital stock of the Company or otherwise, or as a result of a merger, consolidation, spin-off or other reorganization, the Company’s common stock shall be increased, reduced or otherwise changed, the Restricted Stock Units shall, subject to Section 409A of the Code, be properly adjusted.

11.      Address for Notices.  Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company, in care of its Secretary, at 3100 Hansen Way, Palo Alto, California 94304, or at such other address as the Company may hereafter designate in writing.

12.      Restrictions on Transfer.  Except as provided in Paragraph 5 above, this award and the rights and privileges conferred hereby shall not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment or similar process.  Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this award, or of any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this award and the rights and privileges conferred hereby immediately shall become null and void.  Regardless of whether the transfer or issuance of the Shares to be issued pursuant to this Agreement has been registered under the Securities Act of 1933, as amended (the "1933 Act") or has been registered or qualified under the securities laws of any state, the Company may impose additional restrictions upon the sale, pledge, or other transfer of the Shares (including the placement of appropriate legends on stock certificates and the issuance of stop-transfer instructions to the Company’s transfer agent) if, in the judgment of the Company and the Company’s counsel, such restrictions are necessary in order to achieve compliance with the provisions of the 1933 Act, the securities laws of any state, or any other law.  Stock certificates evidencing the Shares issued pursuant to this Agreement, if any, may bear such restrictive legends as the Company and the Company’s counsel deem necessary under applicable laws or pursuant to this Agreement.

13.      Binding Agreement.  Subject to the limitation on the transferability of this award contained herein, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

14.      Conditions for Issuance of Certificates for Stock.  The Shares deliverable to the Employee upon settlement of vested Restricted Stock Units may be either previously authorized but unissued Shares or issued Shares which have been reacquired by the Company.  Subject to Section 409A of the Code, the Company shall not be required to issue any certificate or certificates for Shares hereunder prior to fulfillment of all the following conditions:  (a) the admission of such Shares to listing on all stock exchanges on which such class of stock is then listed; (b) the completion of any registration or other qualification of such Shares under any state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Committee shall, in its absolute discretion, deem necessary or advisable; (c) the approval or other clearance from any state or federal governmental regulatory body, which the Committee shall, in its absolute discretion, determine to be necessary or advisable; and (d) the lapse of such reasonable period of time following the Vesting Date as the Committee may establish from time to time for reasons of administrative convenience.

15.      Plan Governs.  This Agreement is subject to all terms and provisions of the Plan.  In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan shall govern.

16.      Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to its principles of conflicts of law.

17.      Committee Authority.  The Committee shall have the power to interpret the Plan and this Agreement, and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules.  All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Employee, the Company and all other interested persons.  No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.  In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan and this Agreement.

18.      Captions.  Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

19.      Severability.  In the event that any provision in this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.

20.      Modifications to the Agreement.  This Agreement constitutes the entire understanding of the parties on the subjects covered.  The Employee expressly warrants that he or she is not executing this Agreement in reliance on any promises, representations, or inducements other than those contained herein.  Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company.

21.      Amendment, Suspension or Termination of the Plan.  By accepting this award, the Employee expressly warrants that he or she has received a right to an equity based award under the Plan, and has received, read, and understood a description of the Plan.  The Employee understands that the Plan is discretionary in nature and may be modified, suspended, or terminated by the Company at any time.

22.      Authorization to Release and Transfer Necessary Personal Information.  The Employee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data by and among, as applicable, the Company and the Affiliates for the exclusive purpose of implementing, administering and managing the Employee’s participation in the Plan. The Employee understands that the Company and the Affiliates may hold certain personal information about the Employee including, but not limited to, the Employee’s name, home address and telephone number, date of birth, social security number (or any other social or national identification number), salary, nationality, job title, number of Shares held and the details of all Restricted Stock Units or any other entitlement to Shares awarded, cancelled, vested, unvested or outstanding for the purpose of implementing, administering and managing the Employee’s participation in the Plan (the “Data”).  The Employee understands that the Data may be transferred to the Company or any of the Affiliates, or to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Employee’s country or elsewhere, and that the recipients’ country may have different data privacy laws and protections than the Employee’s country.  The Employee understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative.  The Employee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan, including any requisite transfer of such Data to a broker or other third party assisting with the administration of Restricted Stock Units under the Plan or with whom Shares acquired pursuant to the vesting of the Restricted Stock Units or cash from the sale of such Shares may be deposited.  Furthermore, the Employee acknowledges and understands that the transfer of the Data to the Company or the Affiliates or to any third parties is necessary for his or her participation in the Plan.  The Employee understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan.  The Employee understands that he or she may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein by contacting his or her local human resources representative in writing.  The Employee further acknowledges that withdrawal of consent may affect his or her ability to vest in or realize benefits from the Restricted Stock Units, and his or her ability to participate in the Plan.  For more information on the consequences of refusal to consent or withdrawal of consent, the Employee understands that he or she may contact his or her local human resources representative.

23.       [Electronic Delivery:  By executing this Agreement Employee consents to the electronic delivery of the Plan documents and this Agreement.]

24.       [Execution of this Agreement:  Execution of this Agreement, whether in writing or electronic, shall have the same binding effect and shall fully bind Employee and the Company to all of the terms and conditions set forth in this Agreement and the Plan.]

o   0   o